UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 04/03/2013

Cytec Industries Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-12372

Delaware (State or other jurisdiction of incorporation)	22-3268660 (IRS Employer Identification No.)

Five Garret Mountain Plaza

Woodland Park, NJ 07424

(Address of principal executive offices, including zip code)

(973) 357-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 3, 2013, Cytec Industries Inc. (the “Company”) announced the completion of the previously announced sale of its Coating Resins business to Advent International, a global private equity firm, for a total value of $1,133 million including assumed liabilities of approximately $118 million, subject to final working capital and other customary adjustments.

A copy of the press release dated April 3, 2013 is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(b)	Pro forma financial information

The unaudited pro forma consolidated balance sheet of the Company at December 31, 2012 is attached as Exhibit 99.2 and is incorporated by reference. The unaudited pro forma consolidated balance sheet assumes the disposition of the Coating Resins business occurred on December 31, 2012, and includes the expected use of proceeds for the repurchase of the Company’s common stock under the Company’s previously announced stock repurchase program. Unaudited pro forma consolidated income statements for the three most recently completed fiscal years are not presented as the Coating Resins business has been reflected as discontinued operations in the Company’s financial statements incorporated in its 2012 Annual Report filed on Form 10-K.

The pro forma adjustments are based on the best information available and assumptions that management believes are factually supportable. The unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not intended to reflect what the Company’s financial position would have been had the disposition occurred on the date indicated and is not necessarily indicative of the Company’s future financial position. The unaudited pro forma financial information should be read in conjunction with the historical financial statements and notes included in the Company’s 2012 Annual Report filed on Form 10-K.

(d)	Exhibits

Exhibit	Description

99.1	Press Release dated April 3, 2013

99.2	Unaudited Consolidated Balance Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: April 9, 2013	By:	/s/ David M. Drillock
David M. Drillock Vice President and Chief Financial Officer

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